Exhibit 99.3

Supplemental Slides

2 This presentation (this “Presentation”) is provided for informational purposes only and has been prepared to assist intereste d p arties in making their own evaluation with respect to a potential business combination between Open Lending, LLC (“Open Lendi ng” ) and Nebula Acquisition Corporation (“Nebula”) and related transactions (the “Potential Business Combination”) and for no other purpose. This Presentation and any oral stat eme nts made in connection with this Presentation do not constitute an offer to sell, or a solicitation of an offer to buy, or a rec ommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the Potentia l B usiness Combination or any related transactions, nor shall there be any sale, issuance or transfer of any securities in any j uri sdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. No offer of securities shall be made except by mean s o f a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This Presentation does not c ons titute either advice or a recommendation regarding any securities. The communication of this Presentation is restricted by law; it is not intended for distribution to, or use by an y person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. No representations or warranties, express or implied are given in, or in respect of, this Presentation. To the fullest extent pe rmitted by law in no circumstances will Nebula, or any of its respective subsidiaries, stockholders, affiliates, representati ves , partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presen tat ion, its contents (including the internal economic models), its omissions, reliance on the information contained within it, o r o n opinions communicated in relation thereto or otherwise arising in connection therewith. Industry and market data used in this Presentation have been obtained from third - party industry publications and sources as well as from research reports prepared for other purposes. Neither Nebula nor Open Lending has in de pendently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. This data is subject to change. Recipients of this Pres ent ation are not to construe its contents, or any prior or subsequent communications from or with Nebula or its representatives as investment, legal or tax advice. In addition, this Presentation does not purport to be all - inclusive or to contain all of the information that may be required to make a full analy sis of Open Lending. Recipients of this Presentation should each make their own evaluation of Open Lending and of the relevan ce and adequacy of the information and should make such other investigations as they deem necessary. Forward Looking Statements Certain statements included in this Presentation are not historical facts but are forward - looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward - looking statements gen erally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “ see m,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not sta tem ents of historical matters. These forward - looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of other financial and performance me trics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in thi s Presentation, and on the current expectations of Open Lending’s management and are not predictions of actual performance. These forward - looking statements are provided for illus trative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assuran ce, a prediction or a definitive statement of fact or probability. Nothing in this Presentation should be construed as a profit forecast. Actual events and circumstances are di ffi cult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control o f O pen Lending. Some important factors that could cause actual results to differ materially from those in any forward - looking statements could include changes in domestic and foreign b usiness, market, financial, political and legal conditions. These forward - looking statements are subject to a number of risks an d uncertainties; the inability of the parties to successfully or timely consummate the Potential Business Combination, including the risk that any required regulatory approva ls are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Potential Business Combination or that the approval of the stockholders of Nebula and/or the equity holders of Open Lending for the Potential Bu sin ess Combination is not obtained; failure to realize the anticipated benefits of the Potential Business Combination, including as a result of a delay or difficulty in integrating the businesses of Nebula and Open Lending; the amount of redemption requests made by Nebula’s stockholders; the ability of Nebula or the combined company to issue equity or equity - linked securities or obtain debt financing in connection with the Potential Busi ness Combination or in the future, and those factors discussed in Nebula’s final prospectus dated January 9, 2018 and Annual Report on Form 10 - K for the fiscal year ended De cember 31, 2018, in each case, under the heading “Risk Factors,” and other documents of Nebula filed, or to be filed, with th e S ecurities and Exchange Commission (“SEC”). If the risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by the se forward - looking statements. There may be additional risks that neither Nebula nor Open Lending presently know or that Nebula and Open Lending currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements. In addition, forward - look ing statements reflect Nebula’s and Open Lending’s expectations, plans or forecasts of future events and views as of the date of this Presentation. Nebula and Open Lending anticipate that subsequent events and developments will cause Nebula’s and Open Lending’s assessments to change. However, whi le Nebula and Open Lending may elect to update these forward - looking statements at some point in the future, Nebula and Open Lendin g specifically disclaim any obligation to do so. These forward - looking statements should not be relied upon as representing Nebula’s and Open Lending’s assessments as of any date subsequent to the date of this Presentation. Accordingly, undue reliance should not be placed upon the forward - looking statements. Use of Projections This Presentation contains financial forecast information with respect to Open Lending. Such financial forecast information c ons titutes forward - looking information, and is for illustrative purposes only and should not be relied upon as necessarily being in dicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of signif ica nt business, economic, competitive and other risks and uncertainties. See “Forward - Looking Statements” above. Actual results may differ materially from the results contemplated by the financial forecast information contained in this Presentation, and the inclusion of such information in this Presentation sh ould not be regarded as a representation by any person that the results reflected in such forecasts will be achieved. Important Information for Investors and Stockholders In connection with the Potential Business Combination, Nebula and Open Lending expect that a preliminary proxy statement of N ebu la, which may include a registration statement, will be filed with the SEC. Nebula will mail a definitive proxy statement to sto ckholders of Nebula. This Presentation is not a substitute for the proxy statement or registration statement or for any other document that Nebula may file with the SEC and sen d to Nebula’s stockholders in connection with the Potential Business Combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO RE AD THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPOR TAN T INFORMATION. Investors and security holders may obtain free copies of the proxy statement (when available) and other docume nts filed with the SEC by Nebula through the website maintained by the SEC at http://www.sec.gov. Non - GAAP Financial Measures The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S - X. According ly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statem ent or registration statement to be filed by Nebula or Open Lending with the SEC. Some of the financial information and data contained in this Presentation, such as EBITDA and E BIT DA Margin, has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Nebula and Open Lending believe these non - GAAP measures of financial results provide useful information to management and invest ors regarding certain financial and business trends relating to Open Lending’s financial condition and results of operations. Ne bula’s management uses these non - GAAP measures to compare Open Lending’s performance to that of prior periods for trend analyses, for purposes of determining manag eme nt incentive compensation, and for budgeting and planning purposes. Nebula believes that the use of these non - GAAP financial mea sures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing Open Lending’s financial measures wit h o ther similar companies, many of which present similar non - GAAP financial measures to investors. Management of Nebula does not co nsider these non - GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non - GAAP financ ial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Open Lending’s fin ancial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or i ncl uded in determining these non - GAAP financial measures. In order to compensate for these limitations, management presents non - GAA P financial measures in connection with GAAP results. You should review Open Lending’s audited financial statements, which will be presented in Nebula’s preliminary pro xy statement to be filed with the SEC, and not rely on any single financial measure to evaluate Open Lending’s business. Participants in the Solicitation Nebula and Open Lending and their respective directors and certain of their respective executive officers may be considered p art icipants in the solicitation of proxies with respect to the Potential Business Combination under the rules of the SEC. Inform ati on about the directors and executive officers of Nebula is set forth in its Annual Report on Form 10 - K for the fiscal year ended December 31, 2018. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or oth er wise, will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from t he sources indicated above. Disclaimer

3 Insurance Partner Overview OEM Update Consumer Contract Rate Overview Default Frequency Overview Appendix

4 43.6 42.7 44.1 42.6 41.4 36.1 35.6 36.9 36.9 37.6 35.8 16.6 16.9 17.0 16.5 16.1 13.2 10.4 11.6 12.7 14.4 15.5 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Used Car Sales New Car Sales Source: Bureau of Economic Analysis, Automotive News, Liveaboutit.com Annual used vehicle sales remained relatively stable during the recession, used declined by 11%, new by 25%+; the used car ma rke t performs well, particularly in contrast to the new car market, which is more exposed to economic cycles (All figures in mm) Represents Economic Recession “Used vehicle sales at franchised dealerships have also increased six consecutive years, according to NADA. The percentage in cre ases were much smaller than for new vehicles, but that is to be expected for a market that is much more stable over the economic c ycl e and that declined less than half as much as new vehicles during the recession.” - Manheim 2016 Used Car Market Report USED VEHICLE SALES IN THE U.S. Resiliency of Consumers

5 5.8% 10.1% 7.7% 5.8% 8.4% 8.3% (4.0%) 11.3% 9.4% 7.5% 2008 2009 2010 2011 2012 Credit Unions Banks Deposits – YoY Growth Rates 13.1% 1.1% (0.7%) 3.9% 5.1% 0.6% (15.7%) 13.7% 10.3% 4.1% 2008 2009 2010 2011 2012 Credit Unions Banks Net Loans – YoY Growth Rates Credit unions can take advantage of broader weakness to grow in severe economic downturns Credit unions maintained lending volumes during the last downturn while banks’ volumes shrank in the heart of the crisis The top 25 credit unions grew deposits every year through the last crisis, while the top 25 banks lost deposits in the heart of the crisis Source: S&P CapitalIQ Resilience of Credit Unions

6 136.9 80 90 100 110 120 130 140 Manheim Used Vehicle Value Manheim Used Vehicle Value Index Lenders’ Protection is designed around an important asset, the automobile, which has a liquid resale market used to payoff all or a majority of loan balances throughout the life of a loan Rapid recovery to higher values than prior to crisis Significant drop during height of the crisis Even in the worst financial crisis in decades, after the initial shock, used vehicle values recovered to above pre - crisis levels within a year Source: Manheim Residual Value for Used Cars

7 Source: S&P Global Ratings U.S. Structured Finance 2017 "Despite unemployment reaching 10%, very few auto loan ABS were downgraded, none defaulted , and none of the subprime auto loan ABS transactions that we rated from 2007 – 2009 experienced losses exceeding our 'BBB' expected loss levels" Auto ABS Securitization performance in the last crisis illustrates the resilience of the asset class 0 5 10 15 20 25 30 35 40 45 0 5 10 15 20 25 30 35 BBB Projected Losses (%) Realized cumulative net loss (%) ABS Market: Sub - Prime: U.S. S&P Rated ABS Auto Loan Losses (2006 - 2008) Expected vs. Realized Resilience of Financing Market for the Auto Asset Class

8 120%+ increase for carriers to suffer a loss August 2019 YTD Loss Ratio of 43.3% -$5 $0 $5 $10 $15 $20 0.9x 1.0x 1.1x 1.2x 1.3x 1.4x 1.5x 1.6x 1.7x 1.8x 1.9x 2.0x 2.1x 2.2x 2.3x Carrier Income per $100mm of Premium Multiplier to Losses Note: Analyzed carrier underwriting profit per $100mm of Earned Premium using August 2019 YTD Loss Ratio and applying a multi pli er to account for increased losses in a recessionary environment Carrier Income is calculated by adding underwriting profit and carrier fee income; underwriting profit is calculated using th e c ontractual 18% expense load and an assumed 43.3% loss ratio based on August 2019 YTD actuals 2x+ losses are required for the insurers to suffer a loss on Lenders’ Protection Carrier Income per $100mm Premium (includes underwriting profit retention and carrier fee) Increase in loss ratio during 2008 Recession Resilience of Insurance Carriers

Impact of Increases to Default Rates on Revenue Streams

- The below illustrates the impact of a ~30% increase in defaults on unit economics[3]
- The ~30% increase is applied to the default rate across the full modeled loan term
- In the 2008 Recession, the loss ratio increased by ~30%[2]
- In the case of a recession where an increase in default rates would occur, lower prepayments could act to offset losses and future profitability could increase from premium rate increases

Revenue Stream	Unit Economics Today ($)	Unit Economics Assuming ~30% Increase in Defaults	% Change	Commentary
Program Fee	~$470	~$470	-	▪ Majority of program fee is paid upfront ▪ A minority of the program fee (<25[1]% today) is paid over the first 12 months while the loan is outstanding and could be impacted by higher defaults or prepayments ▪ The impact is insignificant
Administration Fee	~$65	$63	(1.6%)	▪ Administration fee is charged as a % of earned premium; therefore, the decline in earned premium results in a slight reduction of administration fee revenue ▪ Since administration fee is charged before accounting for losses, increased defaults have a less material impact on this revenue stream
Insurance Profit Share	~$615	$385	(37.5%)	▪ Insurance profit share is impacted from higher losses as well as fewer loan outstanding that pay premium ▪ This figure does not reflect lower prepayments that may coincide with higher defaults ▪ Open Lending has the ability to lift insurance premium rates and improve economics
Total	~$1,150	$918	(20.2%)	▪ Majority of reduction in unit economic profitability comes from profit share

All numbers are based on 2019 forecasted numbers
Based on ~$23k average loan amount of Open Lending's portfolio in 2019P for credit unions and banks
(1) Based on Management forecast for 2019E
(2) Based on the change in loss ratio from 2006 to 2009, as evaluated in 2012
(3) May result in increased cost of funds which is not incorporated into the model and Open Lending funding % will increase due to other lenders exiting

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10 Recession Resilience Overview OEM Update Consumer Contract Rate Overview Default Frequency Overview Appendix

Insurance Program Underwriting Profitability



LP Program
LP Carriers
Industry
Large P&C Carriers
Loss and LAE Ratio Comparison
43.3%2
68.4%
69.7%
71.6%
75.4%
66.4%
69.1%
60.4%
72.6%
61.7%
LP Program
LP Insurer Perspective
CNA P&C
AmTrust
P&C Industry
Personal Lines Industry
Commercial Lines
Allstate
Chubb
Progressive
Travelers
Expense Ratio Comparison4
12.0%
8%3
35.4%
26.3%
27.6%
25.8%
31.0%
25.3%
29.3%
20.2%
31.1%
LP Program
LP Insurer Perspective
CNA P&C
AmTrust
P&C Industry
Personal Lines Industry
Commercial Lines
Allstate
Chubb
Progressive
Travelers
Combined Ratio Comparison
55.3%
84.0%
103.8%
96.0%
99.8%
101.2%
97.4%
94.4%
89.7%
92.8%
92.8%
LP Program
LP Insurer Perspective1
CNA P&C
AmTrust
P&C Industry
Personal Lines Industry
Commercial Lines
Allstate
Chubb
Progressive
Travelers

Note: Ratios represent 5 year averages from 2013-2017 or 2014-2018 as available. Industry information based on statutory financials.

Source: Company filings, SNL.

(1) LP (Lenders Protection) Insurer perspective considers the impact of the profit share with Open Lending, and the 8% Carrier Fee; It is also equivalent to one less the underwriting profitability times the insurer share plus the 8% carrier fee

(2) LP loss ratio is YTD as of August 2019

(3) 8% of the expense ratio is a fee paid to the carrier, the remaining 4% includes claims administration costs and is not included in Loss Adjustment Expense

(4) Industry expense ratio based on statutory financials also includes policyholder dividends.

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12 48.8% 48.0% 46.0% 45.9% 43.3% 43.3% 2014 2015 2016 2017 2018 YTD 2019 Loss ratios are based off ceding statements provided by insurance carriers; reflect the calendar year loss ratio 2019 YTD loss ratio as of August 2019 Source: Insurer Monthly Ceding Statements Annual Loss Ratio Annual Insurer Loss Ratio

13 (1) Based on ~$23k average loan amount of Open Lending’s portfolio in 2019P for credit unions and banks (2) Based on ASC 606. Unit economics per loan and cash flow timing is based on performance curves forecasted using originatio n c haracteristics from June - December 2018 (3) Program Fee billing timing is for single pay loans only, which represent ~75% of the portfolio. Monthly pay program fee i s b illed on a monthly basis in the first 12 months after origination Numbers are calculated on the modeled basis based on second half 2018 originations Revenue Stream Fee Description Average per Loan 1 % of Initial Principal Revenue Recognition Timing 2 Billing Timing 2,3 Program Fee ▪ Fee collected by Open Lending from Lenders for use of the platform and analytics ▪ This fee is recognized upfront and typically paid upfront ▪ There is a portion of loans that pay the Program Fee in installments, on a monthly basis over the first 12 months, while the loan remains outstanding ~$470 2.1% Administration Fee ▪ Fee collected by Open Lending subsidiary IAS from the insurer for claims management services, which is contractually set to 3% of monthly earned premium by the carriers ▪ Administration Fee revenue is recognized in the month it is recognized by the insurer in advance of paying Open Lending ▪ Billed based on insurer Ceding Statements ~$65 0.3% Insurance Profit Share ▪ Open Lending participation in the underwriting profit of Lenders’ Protection that is paid by the insurers to Open Lending ▪ Profit Share revenue is recognized fully upfront by Open Lending at the time of loan origination ▪ Billing of profit share is based on monthly insurer Ceding Statements, based on insurer recognition of premium and incurred losses ~$615 2.7% Total ~$1,150 100% 0 0 0 0 0 0 0 12 24 36 48 60 72 0% 40% 27% 17% 10% 4% 1% 0 12 24 36 48 60 72 0% 52% 14% 12% 12% 8% 3% 0 12 24 36 48 60 72 41% 30% 9% 7% 7% 4% 1% 0 12 24 36 48 60 72 100% 0 0 0 0 0 0 0 12 24 36 48 60 72 0% 40% 27% 17% 10% 4% 1% 0 12 24 36 48 60 72 100% 0% 0% 0% 0% 0% 0% 0 12 24 36 48 60 72 94% 2% 2% 1% 1% 0% 0% 0 12 24 36 48 60 72 Revenue Recognition and Billing Timing

14 (1) Fee based on a % of premium and is contractual (2) Loss ratio is based on Management estimates for 2019E using performance curves based on June - December 2018 actual loan experienc e Based on $22,729 average loan amount of Open Lending’s portfolio in 2019P for credit unions and banks; for illustrative purpo ses only Earned premium is based of off 2019 estimates Total EP divided by total certs Insurance Underwriting Profit Components Item % of Premium Unit Economics % of Initial Principal Earned Premium - $2,142 9% ( - ) Incurred Losses 48% 2 $1,030 4% ( - ) Brokerage Fee 1 1% $21 0.1% ( - ) Admin Fee 1 3% $64 0.3% ( - ) Carrier Fee 1 8% $171 0.8% Underwriting Profit 40% $856 4% Insurance Underwriting Profit Share Breakdown Item Share Amount Retained by Carrier 18% $154 Open Lending 72% $616 Third Parties 10% $86 Item Amount % of Premium Share of Underwriting Profit $154 7% Carrier Fee $171 8% Total Insurer Profit $325 15% Insurer Unit Economics Illustrative Insurer Economics and Profitability

15 Recession Resilience Overview Insurance Partner Overview Consumer Contract Rate Overview Default Frequency Overview Appendix

16 25,480 25,000 - 30,000 45,000 - 50,000 42,700 Nov. '19A RR Dec. '19E RR Jun. '20E 2020E YTD Certs Run-Rate Certs High Visibility into Open Lending’s 2020E Projections • Projections are achievable • Assumes no new OEM clients onboarded in 2020E and all revenue growth is attributable to existing clients • November ’19A RR only reflects penetration into non - brand dealerships of a large OEM client where Open Lending is not the first offer Phase 2: Additional Used Car Rollout Go - live in branded used car OEM dealership channel Phase 3: New Car Rollout Go - live in branded new car OEM dealership channel Not reflected in street forecast (1) (2) (3) (1) Run - rate Certs based on last completed week, November 24 - 30, 2019. (2) Run - rate Certs range based on estimates for December 2019. (3) Run - rate Certs range based on estimates for June 2020. Commentary

17 Recession Resilience Overview Insurance Partner Overview OEM Update Default Frequency Overview Appendix

18 Illustrative Consumer Contract Rate Waterfall Rate Metric Receiver Description 3.0% Target ROA Lender Lender target return 0.8% Cost of Funds Expense Interest paid to Lender depositors 1.1% Servicing Cost Expense Administrative costs associated with servicing loan 4.9% Total Lender Target Yield Sum of items above 4.0% Insurance Coverage Carrier / OL Default insurance paid to insurance carriers 1.1% Program Fee OL Program Fee paid to Open Lending by lenders 0.7% Allowance for Loss on Salvage & Repossession Expense Expense Budgeted losses assuming price at auction (70%) is below insurance floor of 80% of book. Assumes $700 expenses related to repossession and subsequent sale on default 1.0% Origination Fees Expense Upfront origination fee to Dealer 11.7% Consumer Contract Rate Rate consumer pays fully burdened for expected costs associated with loan to achieve the lender’s target ROA Note: Indirect loan example figures shown for illustrative purposes only

19 Recession Resilience Overview Insurance Partner Overview OEM Update Consumer Contract Rate Overview Appendix

20 Note: Cumulative default frequency by month on book is shown above for each annual cohort of loans. The individual loans in e ach annual cohort were modeled using Open Lending’s current risk decisioning and assumed to be originated at the same time for illustrative purposes; actual performance for each year is based on loan performance from the time of origination of ea ch loan; The analysis is conducted as of November 2019, but 6 months are not shown to remove impact of not yet reported losses. The last six months of actuals on each chart includes fewer loans than the other data points and may not be represent ati ve of the entire annual cohort performance for those months Provided for illustrative purposes only 2013 2015 2014 2016 2017 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 0% 5% 10% 15% 20% 0 6 12 18 24 30 36 42 48 54 60 66 72 Actual Modeled 2018 Cohort Actual to Modeled Cumulative Default Frequency Comparison by Month from Origination

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22 OEM Captive Use Case Analysis ▪ OEM sent ~275k applications to Open Lending for evaluation ▪ Out of this sample ~240k applications were auto loans with criteria that fit Open Lending's underwriting guidelines ▪ ~40k apps were excluded from the analysis due to missing or ineligible data ▪ Open Lending underwrote ~170k applications, determined approvals and interest rates on the approved loans ▪ ~46% of the applications were in the credit score range of 560 - 639 and ~58% were in the credit score range of 560 - 659 ▪ Of the ~240k applications, OEM declined ~37% of the applications ▪ Open Lending approved ~52k applications OEM declined and declined ~17k applications OEM approved ▪ Open Lending demonstrated its unique value proposition through an analysis performed for each OEM Captive whereby Open Lending applied its risk pricing and credit decisioning model to hundreds of thousands of existing loan applications previously scored by the OEM Captives to determine if its decisioning technology would lead to more effective underwriting decisions ▪ Open Lending identified a significant number of declined applications, which it would have been able to approve, but of equal importance, identified a number of approved applications which Open Lending would have declined Overview of Analysis Indicative OEM Case Study Open Lending performed analyses for each captive where there have been discussions, which helped demonstrate the value of LP for the captive For Illustrative Purposes Only. Estimates applied for purposes of illustration.

23 Illustrative Insurer Unit Economics after Tax Commentary Attractive Economics for the Insurer We estimate insurer return on capital to be high, given the high underwriting profitability and low capital charges associated with Lenders Protection Risk ▪ We estimate the marginal ROE of Lenders Protection risk to be highly attractive to insurers, above other P&C insurance lines, given the high underwriting profitability coupled with relatively low capital charges ▪ The low capital that partially drive the high ROEs are the result of the diversifying nature of the risk relative to other P&C lines and low reserves ▪ Open Lending's insurers have seen premiums grow each year and are expecting premium growth to accelerate with a growing lender base Premium 2,142 Loss 48.1% of premium (1) (1,030) Expenses 12.0% of premium (2) (257) Underwriting Margin 855 Retained UW. Profit 18% of UW margin 154 Carrier Fee 8% of premium (2) 171 Total Net Revenue 325 Tax 26% (3) of net revenue (85) Net Income 241 (1) Loss ratio is based on Management estimates for 2019E using performance curves based on June - December 2018 actual loan experien ce (2) Fee based on a % of premium and is contractual (3) Tax rate is for illustrative purposes Based on $23k average loan amount of Open Lending’s portfolio in 2019P for credit unions and banks; for illustrative purposes on ly Earned premium is based of off 2019 estimates Total EP divided by total certs

24 Automotive Lending Competitive Landscape ▪ Depositary financial institutions offering loans to consumers to finance an automobile purchase; work both directly with consumers and through dealerships Prime Bank Lenders ▪ Wholly - owned subsidiaries of auto manufacturers that provide financing to their customers through dealerships OEM Captive Lenders ▪ Non - bank lenders providing financing through dealer relationships to nonprime or subprime borrowers at the dealership point of sale Indirect Non - Bank Lenders ▪ Lenders Protection loans are a compelling financial product for near prime borrowers who often don’t qualify for loans with prime focused lenders ▪ Focusing on the near prime market allows Open Lending to deliver much more attractive loan pricing and terms to this segment of the market All logos are indicative examples.

Framing the Open Lending Value Proposition

- Indirect lenders' inefficient pricing and risk scoring capabilities highlight the value proposition Open Lending delivers to clients

Split by Credit Score(1)

% of aggregate principal balance originated

Credit Bureau Score	Example Sub Prime Lender	OpenLending
Less than 540 or No Score	30.07%	2.66%
540 – 564	18.17%	2.39%
565 – 599	24.90%	17.59%
600 – 659	22.47%	50.84%
660 and greater	4.39%	26.52%

Open Lending Value Proposition(1)

52%

Borrowers have FICO scores of ***565+***

Mispriced Loan



80%

Loans originated with APRs of ***18.0%+***

Split by Contract Rate(2)

% of aggregate principal balance originated

Distribution by APR	Example Sub Prime Lender	OpenLending
6.000% - 8.999%	0.01%	32.94%
9.000% - 11.999%	2.15%	29.02%
12.000% - 14.999%	5.30%	23.36%
15.000% - 17.999%	12.48%	12.80%
18.000% - 20.999%	24.78%	1.61%
21.000% - 23.999%	20.93%	0.19%
24.000% - 26.999%	20.33%	0.06%
27.000% - 28.999%	14.03%	0.02%

Notes: Exeter data based on % of aggregate principal balance as reported in Exeter Securitization report. Open Lending data based on all loans decisioned by the company since 2010.
Source: Exeter Automobile Receivables Trust 2018-3
(1) Exeter Metrics are pulled from Q3 2018
(2) Open Lending metrics provided by management based on all loans decisioned by the Company between September 2010 – December 2019

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26 0 1 2 3 4 5 6 7 8 9 10 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 Jan-15 Jan-16 Jan-17 (%) Auto Loan First Mortgage Bankcard Auto Credit Outperforms During Economic Downturns… Increase in Consumer Credit Default Rates was Relatively Benign in Auto Loans Through the Great Financial Crisis Source: S&P Experian Credit Default Indices; Bloomberg Default Rates (2007 - 2017)

27 -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Finance / CU & Bank Lending Market Share Auto Loan Origination Growth (YoY) Auto Loan Origination Growth Rate (YoY) Finance Companies Share of Auto Sales Credit Union and Bank Financing Share of Auto Sales U.S. Auto Loan Origination Trends Market Share Through Crisis (1) Credit Union & Bank Lending : 31.8% to 38 .5% Finance Company Lending: 43.4% to 36.2% Open Lending's volume of loans decisioned increased during the 2008 financial crisis as credit unions & banks captured market share while other auto finance companies were slowing down their originations Credit Unions and Banks Increase Auto Lending During Recessions Source: Federal Reserve (1) Time period is Q1 2008 – Q1 2009

28 Impact of Default Frequency Increases on Profit Share per Loan $616 $537 $460 $385 $310 $237 $165 $94 $25 0% 10% 20% 30% 40% 50% 60% 70% 80% Increase in Default Frequency ~30% increase in defaults during Great Recession 2 All numbers are based on 2019 forecasted numbers Based on ~$23k average loan amount of Open Lending’s portfolio in 2019P for credit unions and banks (1) May result in increased cost of funds which is not incorporated into the model and Open Lending funding % will increase d ue to other lenders exiting (2) Based on the change in loss ratio from 2006 to 2009, as evaluated in 2012 ▪ The below illustrates the impact of a ~30% increase in defaults on unit economics 1 ▪ The ~30% increase is applied to the default rate across the full modeled loan term ▪ In the 2008 Recession, the loss ratio increased by ~30% 2 ▪ In the case of a recession where an increase in default rates would occur, lower prepayments could act to offset losses and f utu re profitability could increase from premium rate increases